Exhibit 99.1

Bristow Group Inc.

Scotia Howard Weil Energy Conference Presentation and Q&A Transcript

March 24, 2015

Corporate Speakers

Jonathan Baliff

Bristow Group Inc. – President and Chief Executive Officer

John Briscoe

Bristow Group Inc. – Senior Vice President and Chief Financial Officer

PRESENTATION

Jonathan Donnel: Okay, our next presentation is going to be from Bristow Group. Bristow’s the world’s largest provider of helicopter services to the offshore oil and gas industry. It’s also been expanding its product offerings into the search and rescue side of the business with a large contract with the U.K. government, as well as expanding its fixed wing services in Europe and Australia. Presenting on behalf of the company will be Jonathan Baliff, Bristow’s CEO. Jonathan, welcome back to New Orleans.

Baliff: I am gonna wait about one minute just to let people come in so they don’t interrupt the presentation, if that’s okay with you guys. We are a bit early and gonna try to save some time for Q&A. So.

In the meantime, safety is the number one core value of Bristow. I think everybody knows how to get out of here. There are no fire alarms today, that’s right? Good. All right, let’s begin.

I usually spend literally zero time on the forward-looking statements. Again, I’m Jonathan Baliff, the President, Chief Executive Officer of Bristow Group. But one piece of information of note – we are actually going to transcript the presentation today, both Q&A, if there’s any here, and then also Q&A when we do our breakout sessions. And I think if you need to see the 8-K will be posted as soon as practical. Before I begin about who Bristow is, and I think many of you in the audience know us, one of the more important things I want to get out is we do have a bit of a 10-page presentation, but I’m gonna stick to three points during this presentation. Three major points. First, there are no new themes in this presentation from our earnings call or our previous presentations, so that although we have some specificity here, no new themes in the presentation from the standpoint of market updates and other information, some more specificity but no new themes.

Second, we are more upbeat on our Gulf of Mexico and Brazil business. Right? We talked about this on our earnings call, our Gulf of Mexico business is doing very well. Our Brazil business is doing well and in many ways we are very proud of the people who act and create those safety, safe services there. But we’re pretty upbeat even through, in the downturn and through the downturn, about those two businesses and I can explain that, either in Q&A or in other places.

And then third, we are not as impacted as an industry, by helicopter services, or Bristow – we are not as impacted in the short run as others. But we are also not immune to what is going on with our client base. And I will talk about that in this presentation. It’s the reason why we’re taking both specific and effective steps to respond to our clients with cost management that I’ll give a little bit more detail, but again, no new themes compared to the earnings presentation or specific comments.

Who are we, just for those who don’t know? We are in a differentiated industry for reasons I’m gonna talk about. We are also a differentiated company in that differentiated industry because of a number of factors. From a business plan standpoint, we have a search and rescue contract that’s starting up that will be our largest contract with the United Kingdom, independent of commodity prices. Second and very importantly to us, we’re differentiated because our balance sheet is very strong. We have a very clean balance sheet both in terms of our debt-to-equity ratios, our cash flow, our coverage ratios, but also our industry uses a bit of a different financing than others. It uses lease financing for our aircraft. But we have very low amount of leases, less than a third of our aircraft, or roughly a third, are leased. The rest are owned aircraft, which is particularly important in this downturn, it creates a lot of flexibility. And then finally we are, we have a vision for our company that’s not just a helicopter company. We are also looking to combine fixed-wing in which we’ve purchased two high quality, very safe [companies], already serving our same client base in both the United Kingdom with a company called Eastern and [Australia with] Airnorth which are both fixed-wing operations that we can then seamlessly combine with our helicopters to differentiate Bristow.

Why do we need to do this differentiation? We go to page 4. Safety is the number one core value of the company and target zero safety which has been an industry leading initiative and cultural touchstone is really Bristow’s core. But as importantly over the maturity over the last ten years of the overall industry, we are in the process of giving away, and also receiving, safety intellectual property to make the whole industry safer. And we’re doing that through the formation of an organization called HeliOffshore. And so with that we want to share best practices both at a coalface and tactical level but even on a strategic level from a safety standpoint, we want to make sure every company, large and small, our clients and all the suppliers, are all in this together. And as part of that, the company, and also the industry, used to compete on safety. We’re not gonna do that anymore. We feel that the whole industry is maturing enough that we share safety best practices.

As part of that we have a real focus on looking at leading indicators of safety. Safety used to be defined by what your last accident was, that’s a lagging indicator. We’re looking at leading indicators. And there’s a lot of data and intellectual property that’s being used, combined with our new enterprise resource management system, our SAP system, that allows us to get some of this data to really look at leading indicators. You can see from, knock on wood, the list here on page 4, or the chart, that you can see that we’ve had zero air accidents both in ’15 and ’14. Just so you know we’re on a fiscal year March 30, so we consider this year, or what you would consider almost calendar year ‘14, our fiscal year ’15, and we’re going into fiscal year ’16 starting April 1st. So with that when you look at why our industry is differentiated, I’m gonna spend a little bit more time on this. There are really two reasons our industry is differentiated. One is we serve the production element in this. We serve what I call the cash flow for our clients. Our clients are generating cash flow – we’re helping them generate cash flow. We’re not as heavy on the exploration end, but we do serve exploration out to the, out to the high generation rigs, or any other rig. But we really fly most people, the people-intensive piece of this is the production, the maintainers of those production platforms, the FPSOs. All of them have platforms, some of them have two platforms for helicopters, and so for us this is the area that we serve. It’s much more stable, it’s less commodity driven. And again, as part of anytime you’re involved in the cash flow generation of our clients, you can create differentiated industries and you can create differentiated companies within those industries and we’re one of them.

As part of that, because of the capital intensity of helicopters, if you turn to page 6, you can see that our contract structure is also different. We don’t have the price elasticity that you see in other parts of the oil service spectrum. We serve our clients through long-term contracts that have a monthly standing charge – think of that as like a pipeline capacity charge – and then also a variable charge. The capacity charge pays us more than half, almost two-thirds of our cash flow for oil and gas. And the variable charge importantly has a lot of pass-through elements. In fact, fuel is a pass-through. So when fuel is very expensive, we pass that, we don’t take fuel risk. But today fuel is actually quite low. Kerosene, which fuels our helicopters, our clients pay for that, and they’re getting already a benefit by those low fuel costs in our overall value for them. So in that, it’s a pass-through and again, creates a lot less risk within our cash flow structure and that’s why we call ourselves the people pipeline. We very rarely take cargo. If we’re taking cargo out to a rig or platform, that’s cargo that could possibly shut down that platform or rig. We generally take the most precious cargo which is the people. And that’s what we are, we’re a people mover.

Turning to page 7, okay. Let’s spend some time on this. Because we have spoken both at our earnings call and previous presentations about what’s going on in the market. And that has not changed with this presentation. This page elaborates, gives you a little bit more detail on what we’re doing, we want to be more transparent, we want to tell you what we’re doing between our earnings calls. This page gives you more specificity but no thematic changes. We’re still in a three phase response. Most of our peer companies in oilfield service are in the same response. Our clients are at, probably at the end of retrenching. They’re then gonna recalibrate which fields they’re gonna go after and which fields they’re gonna defer or delay. And then eventually there’s gonna be a renewal. We have spoken about 12 to 24 months that this downturn is what we’re going to see as a helicopter company. We still see that 12 to 24 months. And it’s mostly based on demand, not supply. We’ve been very consistent. We care and look at our demand in China and Europe for oil as a better indicator than just looking at the vagaries of supply. Don’t get me wrong – supply matters. But we’re not experts at that. The good news – I don’t have to be an expert at commodities to run this company. We can actually run it based on a long-term view – the CAPEX is long term, but more importantly our contracts, as I talked about, are mostly 3-5 years and they take us through this downturn. Again, doesn’t mean we’re not impacted, or not immune, but we’re not as impacted. The other thing is we’re mostly overseas, about 85% of our business is outside the Gulf of Mexico, even though the Gulf of Mexico is growing quite quickly. So the strength of the U.S. dollar does affect our EPS. It doesn’t affect our cash flow and BVA, and unfortunately I don’t have the time to talk about

BVA. But BVA is how we run our company, it’s called Bristow Value Added. In essence, we want to get our pre-financial cash flow above our cost of capital. It’s as simple as that. That’s how we run our company.

As I said, although production oriented companies, like aircraft and aviation, are doing better and not as impacted, again, with our dividend, we’re more defensive. It doesn’t mean that the overall industry – in the short term – in FY 16 – our fiscal year ’16, starting April 1st – are not gonna see more available capacity. Right? There are, the tightness of the supply chain has been very apparent the last 10 years. Most of our suppliers have ramped up production. And some of that production is gonna come into a market that probably doesn’t have a home for it in the immediate. But it does have a home for it in the medium and long term. And again, medium and long term for us – 12 to 24 months – these aircraft are going to work. But we’re gonna see some extra availability of aircraft in the marketplace in the short term. Now we’re not seeing that in our FY 15. All of our aircraft generally are working. We’re seeing some reduction in flight hours in certain markets, but it’s not enough for us to affect our guidance or anything of that nature. So for us we really do feel that FY 15, we’ve given our guidance for the full year, we don’t give quarterly guidance. But we still feel very good about the BVA and cash flow that we’re gonna generate in ’15.

Now ’16, again, consistent with previous themes. We are seeing some level of aircraft availability but it’s in anticipation. We haven’t really seen any backoff from the amount of aircraft that are being utilized in our fleet. But we are anticipating that this is going to have some impact on FY 16. Primarily in two ways – really, three ways. First, we’re helping our clients by reducing the number of aircraft per contract. That helps them from an overall cost standpoint. It releases an aircraft for us to be used in other areas or as a backup aircraft. But that actually helps our clients and doesn’t hurt us all that much. The other area that we’re seeing, importantly, is we’re seeing some project cancellations, some contract cancellations. But importantly, most of those contracts have long terminations so the aircraft still get paid even though they might not be flying because of terminations, or a lot of what we’re seeing is that even though a client might say that they’re gonna terminate in a certain time period, they actually haven’t given us official notice yet and they’re still actually asking for these aircraft through FY 16. Finally, we are seeing an increase in availability of aircraft in ’16 the way I talked about it in ’15, and we have to prepare for that. Because even though our contracts don’t roll over as quickly as rigs and other companies, there is a rollover of contracts that happens. Again, three- to five-year contracts are gonna roll. And so we have to be prepared for excess availability of aircraft. How are we doing that? One, we’re helping our clients. Right? We’re actually, as I talked about, trying to make them more efficient. But we’re also gonna be, and are still in, a cost management and cost reduction role or mode. And we’ve done that already by eliminating two business units, but we’re not gonna compromise any safety. Furthermore, we are partnering with our OEMs, very similar to what you’re hearing out there, that everybody’s going to their suppliers. But we’re not asking our suppliers for huge cuts. Right? What in essence we’re asking for is decreases in the escalations. Right? These manufacturers, very high quality, very bespoke parts – we’re asking for some decreases in these escalations which really help us in our total cost structure for FY 16. And again, it’s a 12-24 month, we’re really asking for, you know, some level of help as we’re helping our clients in the coming year.

Page 8 just gives you some sense of how we’re helping our clients from a revenue standpoint. Importantly, we have not really seen the level of idling of aircraft in ’15 and although we anticipate some level of excess capacity, even in our own fleet in ’16, it’s not that much compared to other parts of the oilfield value chain. It’s not that much. But that being said, we are trying to help them with global discounting, which we can actually make work from a BVA and cash flow standpoint because we have a global fleet that we can actually help with utilization and help with our own cost efficiencies. And we’re also combining a lot of our helicopter services with fixed-wing. So we’re using growth, our growth into the fixed-wing market, to help us create certainty in contracts that are renewing, but actually more importantly help our clients reduce their cost structure by combining the two and creating efficiencies. Because there are real efficiencies when you combine fixed-wing with helicopter services. We only supply the last 100 to 200 miles of transport. Right? They’re still transporting a lot of their employees from, for example, South U.K. up to Aberdeen. We want to get involved in that value chain, mostly on behalf of our clients, but obviously it makes good money for us too.

Page 9. Gets to that third theme. We are not as impacted, but we are not immune. Importantly, we were already attacking our cost structure prior to the downturn. So at $100 oil, we were already well underway in eliminating $10-$20 million of costs by eliminating two business units that really weren’t that efficient and not helping our clients all that much. Our international business unit and our central operations, which is our major maintenance business unit. We’ve been able to both eliminate them, get some costs out of the business but more importantly be efficient as we go to a-helicopters have to have a regional approach to operations. And so in many ways this helps us become a more, more aligned with our clients who have a more regional approach. And that’s what we’ve created. We are looking for additional cost reductions. Those additional cost reductions are within our control. We have a lot of control over our G&A, we actually have great relationships with our union partners and our suppliers. And they are absolutely both effective and specific in helping us over the next number of months and probably year to two years. We are trying to attack another $75 to $95 million of costs. Those aren’t the costs that we see in ’15. Those are mostly the escalations. Right? It’s very important. We have escalations built into a lot of our contracts. That is really what we’re trying to attack – and that creates a cost reduction methodology with our suppliers and employees that really helps out as opposed to doing involuntary reductions and firings of employees, especially the guys at the coalface, the gals who are maintaining our fleet – we want to keep them because we want to, we see the back end of this in 12 to 24 months. We don’t want to rehire and have to retrain, it costs us a lot of money and unfortunately that cost also then has to be probably either passed through or makes us less competitive. So we want to hold on to these employees and we’re gonna do it by looking at cost reductions that are mostly based on trying to create less escalations in the future, especially FY 16.

CAPEX efficiency. This is where again, we’re a differentiated industry and we’re differentiated as a company. We have a lot of control over our CAPEX because we have a mostly owned fleet. Right? Most of the fleet we own. And we have great relationships with the OEMs through that ownership. So we don’t have any intermediaries, we don’t have any lessors in between us. So we can defer a lot of the CAPEX in conjunction with our OEMs. We also have a very high credit rating so we, we found that a lot of the CAPEX that we had based on newer aircraft we can still defer a lot of that as the market goes along. But because of our balance sheet we can be flexible on when we take those aircraft. And like I said, suppliers,

OEMs, these are partners of ours. You don’t have that many suppliers to helicopters, there’s high barriers to entry to creating helicopters, so we have good relationships with them and we want to maintain those relationships through a downturn and obviously when the upturn, or what we call the renewal happens, we want to be better. And we are very confident we’re gonna be better coming out of this downturn.

Let’s talk about another page which gets to how are we building long term value? This page is the same page that we showed roughly six months ago, we update this page every six months. This is our opportunity tracker. This is not based on consultants. This is based on our discussions with our clients. Approximately six months ago we went from a five-year tracker to a three-year tracker. And that reduced the number of aircraft that we show on this tracker. We want to be more accurate about what we see in the next three years. We have since shown this with approximately 240 aircraft. We are now backing that down to 199 in the next three years. Where are those 40 aircraft going? Well they’re not being eliminated, the opportunities are still there, they’re just being pushed into year 4 and 5. And by the way, 199 aircraft, 200 aircraft, at today’s prices – I mean, that’s $4 billion of aircraft opportunities. That’s a lot in a downturn and we’re still seeing it. So the important thing about this page as a differentiator from other oilfield services – and it’s not meant to criticize them, they have a different business model, in many ways, that has more leverage to the upside. But for us, the way we think about it is, we are having conversations with the clients today that talk about FY 16 activity coming down. But at the same time many of them are still asking for new types of helicopters, like our new H175 aircraft that we just ordered. So there are still incremental tenders that are happening. There’s just a tender that just happened in Brazil that’s finishing up right now. So we have tenders finishing up. We actually have tenders actually starting up. I will say, it’s not as active as it was this time last year. But there’s still something out there. There’s still clients that we’re trying to help from a cost standpoint but at the same time are asking for some incremental aircraft. Not as much as last year, but still happening through this downturn.

Let’s go to page 11. We build our order book, our very flexible order book, from that opportunity set. And right now we see about 31 high probability opportunities. That’s come down from what we showed six months. But why has it come down? For the most part it’s come down not because of those 40 aircraft moving to years 4 and 5. It’s come down because a lot of those opportunities now have turned into cash flow. Right? Especially U.K. SAR. So for us we’re really very excited about having an order book that’s very flexible, but also can actually respond to this downturn. And I already talked about the CAPEX we’ve been able to push into FY 17 and 18.

All right, to finish this up. We have a very unique ability to survive and thrive through this downturn and that’s U.K. SAR. So just at the time that this market in oil and gas is coming down, again, we’re not immune. We actually have approximately $85 to $105 million of EBITDAR coming online in ‘16 with a roughly $1.1 billion EBITDAR contract over 10 years. Right? So we see this contract coming online just as oil and gas is coming off. And this contract is on time, on budget, we just opened up two new bases at Humberside and Inverness. So we are satisfying this contract, we’re standing up a billion dollar business. I want to thank the people who actually did this led by Sam Willenbacher. But this is gonna provide us a real financial, you know, I’d say support through this downturn. And this cash flow is 10 years for the most part, it has higher MSCs, higher capacity payments, than in oil and gas, but more importantly, it is a very safe, critical service to the 88 million people of the United Kingdom. It serves both the offshore and the onshore civilian search and rescue in addition to oil and gas search and rescue that we also do in the United Kingdom.

All right, I’m gonna quickly go through some of our long-term opportunities, give you kind of the one line, you know, information for each one of these. This is how we’re building long term value. This is why when I say we’re gonna be stronger coming out of this downturn, these are the reasons why. First, we have recently ordered 17 helicopters with Airbus. Importantly, these are new types of helicopters, they’re in between a medium and a heavy, we call them light heavies. This is the H175, very high technology. Importantly, it has a lot of flexibility. In many ways, this aircraft is gonna replace our AS332 fleet. But as importantly, Airbus has stepped up to the plate with a full life of service contract that doesn’t just include the purchase, but provides a lot of risk sharing, in fact, for us it’s risk offloading, on availabilities. And they’re the first of the OEMs to do this. What I’ve told people and what our management has told people – this is how we’re gonna buy aircraft from now on. Right? We’re not gonna be taking kind of availability risks we used to take. We’re gonna be sharing it with our OEM partners.

Next page, I’ve already alluded to this. But this is a perfect example. This picture on page 14 shows an Eastern aircraft and a Sikorsky S-92 at our Scatsta base. We fly six of these aircraft in everyday, the Eastern aircraft. And then we take the crews out and we fly them to their rig. This is the perfect example pictorially of that combined service, that seamlessness. There’s no waiting, right? Or there’s 10 minutes of waiting time. Remember, our clients are paying these guys per hour to get out to the rigs. If they have to wait between going from aircraft one to aircraft two, that costs our clients money. We’re trying to reduce that. And that’s a competitive advantage we’re trying to create. We’re doing the same thing in Australia with Airnorth.

Finally, we just announced an MOU that gives us exclusivity to develop the 609 tilt rotor. Just think of that. I’m gonna go back and forth between 16 and 15, two aircraft, one aircraft. This is basically a Kingair. Right? It has the same engines as a Kingair. Kingair is a twin engine turboprop. But this aircraft can land and take off [vertically]. I ask you guys if you want you can go on our website, you can see a video of this taking off. This is not skunkworks. This is not Star Wars. This aircraft is flying. I flew in this aircraft. Right? This aircraft flew from Houston to Orlando less than three weeks ago. This is the civilianized version of the Osprey. The Osprey now has got 5-10 years of operational service. The civilian version is looking for certification in the next 2-3 years. But we’re the exclusive developer with AgustaWestland, we have not committed any capital to doing this. We’re gonna develop it, we think it’s perfect for air medivac. It flies twice as fast as a helicopter. It flies almost 2-3 times higher than a helicopter. Most helicopters, in fact, even the Osprey, is not pressurized. This will have a pressurized cabin. So this is very exciting stuff.

Finally, let’s talk about finance, even though we haven’t talked about it as much. The first concept that I want to make sure everybody understands is our strong balance sheet and our owned aircraft create flexibility and opportunity, especially from an M&A standpoint. So if I had to say if my opportunity set was X in a year ago, my opportunity set is X+ now. There’s a lot of opportunities from an M&A consolidation standpoint, both at a regional level, but also in combining fixed-wing and rotary wing. And that, that strong balance sheet, clean balance sheet allows us to do that. Second, we’re committed to returning capital through this downturn. We’re committed to the dividend, we’re committed to the growth of the dividend. I can’t give you specifics because we generally have been historically growing our dividend once a year usually in the May quarter, or announcing it in the May quarter. But I can’t talk about specifics because it’s the board that makes that decision. But we’re very committed to doing that. And when we’ve said we’ve committed it, we’ve grown it. We’ve doubled it over the last three years. We’re committed to doubling it every 3 to 5 years. We’re gonna have share repurchases but we’re gonna be very careful. Last quarter we announced about $25 million worth of share repurchases. We still have over $100 million of authorizations. Do I think we’re gonna be doing it? We have to weigh this against the opportunity set that we see in M&A and other things through this downturn. But again, our clean balance sheet allows us flexibility to be able to still return capital which we have a real commitment to do.

With that, I’ve gone, I can’t tell if I’ve gone a little bit over time only because I started early, but, Jon, is there any time for Q&A? We’ll go to the breakout session. So again, be safe out there. We’re a differentiated industry, all of us in the helicopter services differentiated industry, and Bristow is a differentiated company within that differentiated industry. Thank you very much.

QUESTION AND ANSWER

Audience Member 1: Could you please speak a little about the Gulf of Mexico and Brazil kind of actually being better markets for you these days, which I think is a little different than what we’re hearing from some of the other oilfield service companies here, maybe just elaborate a little bit on kind of what you’re seeing in terms of contract opportunities or what’s kind of the driver of that and a differentiator.

Baliff: Yeah, as most of these things come up, I’m going to allude to a page, you know. If we look specifically at page 10 in the presentation, you see both North America and South America/Caribbean having more, and some of it’s outside of Brazil. But if you look at those opportunities a lot more larges and, in South America, you know a lot more large aircraft than we’ve had historically. Normally it’s been a very medium based market but we’ve seen a lot more larger helicopters, one that’s, a tender that we’re finalizing right now with Petrobras. In North America you see 33 mediums, it’s higher than it’s normally been. Some of those are actually super mediums, right? So the 139s for the newer technology aircraft which work really well in North America. North America also includes some of the aircraft that we can see in Alaska; we can see in Mexico; we can see in Canada. So, you know, when you look at that in total, you know, I didn’t talk about Mexico. We’ve generally been withdrawing from Mexico mostly because of you know, issues associated with our partnership which we like but it really wasn’t doing anything with the old aircraft. Now Mexico with its new, its new regime, even though, yes, $50 oil, you know, probably makes that a little bit more delayed but we didn’t depend on that in any of our 10-15% long term guidance range. We didn’t depend on Mexico, now we have Mexico. So when you look at North America and then we talk about the Gulf of Mexico becoming a more, a deeper water type of market which is really where we excel, you know, I think that that’s exciting stuff. Remember the Gulf of Mexico from a development standpoint is about a year and a half behind the rest of the markets, like the North Sea which had a lot of growth due to production going in. Well, North America because of Macondo saw a delay in the ‘09 down turn, the financial down turn, then it saw another delay because of Macondo; well that delay has actually benefitted us in the Gulf of Mexico because as other regions are maybe backing off their exploration and development into production, Gulf of Mexico now is just having that ramp up. I don’t know if you have any other thoughts.

Briscoe: Well and it’s, it’s really the, you know, life cycle of the well going from exploration drilling to development drilling and then to production and in deep water that’s a very long life cycle. And so that’s something that continues to benefit us during the down turn because there’s still a backlog of wells that are going from development into production, with the production being the biggest part of our business. So this backlog that happens naturally but that is longer in deepwater is benefitting us now as we’re heading into the downturn.

Audience Member 2: How much…

Audience Member 3: Go ahead, sir.

Audience Member 2: How many years of that backlog is there? So let’s say prices stay at wherever they are now, three years down the road, has that backlog been depleted and at that point there’s just no more drilling or activity or should…

Baliff: We don’t see that. We don’t see that happening. I mean again we believe this is a 12-24 month issue, we have not examined the issue or the, you know, the runoff of the backlog. Because one, we think it’s a 12-24 month issue and two, if we have to give people that information in the future, we’ll do that.

Briscoe: And it’s really the backlog that’s highlighted here on slide 10 that, you know, we give in helicopter count of, you know, new opportunities that we think will be available. So this is you know really the backlog that we’re seeing, in particular in North America, that will come to us over the next three years.

Audience Member 4: The LACE rate last quarter, I think was negatively affected by the five U.K. SAR helicopters…

Baliff: That’s right.

Audience Member 4: …that were not operating, I was just wondering if we back those out can you tell me how it was and as we move forward and it expands will you guys differentiate between LACE rates tied to oil and gas and the LACE rates tied to search and rescue?

Baliff: I’ll answer the question, the last one.

Audience Member 4: Okay.

Baliff: First. I know the answer but I’m trying to make it as specific as I can be. But as far as separating LACE rates which, if people don’t know, LACE rate is our Large AirCraft Equivalent revenue. So if a large aircraft earns a certain amount of million dollars per year that’s the “LACE” rate. We’re not going to differentiate, we’re not going to give you two different ones. We actually made that decision, we’re not going to do it.

Briscoe: If you look at our transcript from our earnings call, we actually gave you what the LACE rate would have been excluding the U.K. SAR aircraft that had not started the contract yet but were included in the calculation. And, that did show that our LACE rate actually increased quarter to quarter,

Baliff: Modestly.

Briscoe: Yes, modestly, but still continuing to move up if you excluded those U.K. SAR aircraft. Now, it’s important to remember in fiscal ‘16 our U.K. SAR contract starts in the first two bases begin in April but we will continue to take delivery of aircraft before they will start up on the contract. So you will continue to see an impact to our LACE rate from U.K. SAR as we take aircraft early, you know before they start up on the base.

Baliff: Yeah, let me modify what I just said. When we have those idle U.K. SAR aircraft we’re going to give you that information. Once the U.K. SAR contract is up and running, which I thought is what your question was, we’re not going to differentiate between the LACE rates.

Audience Member 4: That was sort of my question. I guess I was just wondering for us to look at it its two different businesses, so, I guess in some respects, so I mean it will be interesting to see how you’re doing in you know, oil and gas versus search and rescue, but…

Baliff: I will say we thought long and hard about doing this. The problem is right now it’s not a large enough different business.

Audience Member 4: Okay.

Baliff: If it starts to be run like a different business… the way that we try to communicate to investors, rating agencies, our employees, regulators, everybody is the same. Right? If we run the business a certain way we communicate it about a certain way. We’re actually not running U.K. SAR separately from our business in oil and gas. It is all part of the European Business Unit. Right? So when we report that business unit, we don’t separate for example the Total contract, you know out of the BP contract.

Audience Member 4: Yeah, but I view one as cyclical and one as you know, not.

Baliff: Look, we hear you. We’ve - put it this way, we’ve thought about it long and hard. We’ve thought about getting kind of hammered on both sides, like why don’t you just separate it, it’s a totally different business. Right now we’re not financing it as a separate business. We’re not running it as a separate business. We’re not reporting it as a separate business. Hold on. We might change our minds, you know, but just right now I can only tell what we’ve made the decision on doing.

Briscoe: Well as you’ll notice in this presentation we are giving you more specificity about what to expect next year from the U.K. SAR business. So it’s not that we’re going to go silent, we will continue to give you additional information about U.K. SAR and U.K. SAR performing, we’re just not ready yet to come out with exactly what that information will be until after we’ve seen the contract start up.

Baliff: We want to see the contracts fully start up.

Audience Member 4: Are there other SAR opportunities out there?

Baliff: Yeah, yeah. I mean, especially on the oil and gas side.

Audience Member 4: Yeah.

Baliff: I mean, that’s one of the things - the 609, I didn’t talk about it but air medevac, a lot of our search and rescue we do a lot of air medevac type work as part of that search and rescue total mission. And the 609, although I will say it’s not part of the U.K. SAR but it could be big to our oil and gas market, which is still growing. We still see needs in some civilian markets. We have chosen not to do a lot of business development on the civilian search and rescue side because we felt the best business development is getting U.K. SAR done on time, on budget, safely etc. So once U.K. SAR is up and running you’re going to see us start to go out there. We’ve identified in the past a couple different countries: The Netherlands, Nigeria, Brazil, but we haven’t been too specific about those opportunities the way that it is on the opportunities set. For example, the opportunity tracker really doesn’t include any civilian SAR.

Audience Member 5: Is there any historical capture rate of new opportunities?

Baliff: Historically, it depends on how historical you want to go, we generally have about a third of the overall helicopters out there flying under Bristow or our partner livery. So generally we assume that our capture rate has been higher than that over the last two to three years.

Briscoe: Page 11 gives you some additional information on how we go from the total 199 and get down to what we think our share will be that would then lead to incremental aircraft.

Baliff: Yeah, our part, we’ve been very pleased with our capture rate, we’ve actually been very pleased during this downturn, we’ve actually captured some aircraft and it’s been higher than our current market share. Always good to see.

Audience Member 6: All the comments have mostly been absolutely good, Jonathan, but can you talk about contract cancellations, you know what you’re seeing, what should we actually be concerned with, should we not be concerned with or what’s….

Baliff: Right. Because we’re going to transcript this too I need to, so the question was just, we call it project cancellations, less contract… every project there’s a couple contracts. The question is what have we been seeing on contract cancellations. We haven’t seen any contracts cancelled for FY15.

Briscoe: For now.

Baliff: But we are anticipating because clients have been coming to us talking about very few contract cancellations, but still some, right. So we don’t want to say we’re not, that we’re immune, we’re seeing some, but the combination of the length of the termination for some of those combined with the, frankly it’s still a little bit unknown whether they are going to truly cancel. Right? We haven’t, put it this way, we haven’t seen them ask for the aircraft to come out of region. Right? Now remember, our North American market, our North American market has shorter length contracts compared to the rest. So those projects frankly reprice a little bit sooner; we haven’t seen that in FY15 but we could see it in FY16, although I will say we’re pretty bullish about the Gulf of Mexico because we might see some project cancellations in the medium market but we might see some project, new capture in the large market. So, unfortunately, until we actually give earnings guidance in May and we will give our whole host of LACE rate, LACE guidance, I can’t answer that too specifically.

Audience Member 7: You guys have been pretty specific about FY16, both in the context of what would the earnings… I think you said earnings shouldn’t be down.

Baliff: Well, it’s important we haven’t talked about earnings, we’ve talked about BVA and cash flow. It’s important - we did not talk about earnings. With this foreign exchange it’s hard for us to do that.

Audience Member 7: I understand.

Baliff: We have said that BVA and cash flow should be as good or better.

Audience Member 7: Okay.

Baliff: As good or better. And we still believe that.

Audience Member 7: And is there any reason to think that that will continue to improve with the U.K. SAR contract in fiscal ‘17 or [inaudible] in the future

Baliff: Oh yeah, oh yeah. I would say yes. But I can’t be specific.

Audience Member 8: Would any of those. I mean, I guess they would ask for discounts, but I guess that, you know, from, you know, thinking about drilling oil offshore my helicopter rate is probably not my, my biggest area where I’m going to cut costs, so, anyway, are the guys, will they come to you and ask for discounts? Or…

Baliff: Oh, they are. Again, I, I maybe wasn’t specific in the presentation, but I’ll be specific now. We, our clients are asking us for help. And that’s why we have that one page.

Audience Member 8: Would you quantify what percentage, maybe, discounts they’re looking for?

Baliff: You know, I’d say, I think what they’re looking for is less relevant for us because the discounts, they’re looking, they have a whole cost structure…

Audience Member 8: Right.

Baliff: …which includes by the way, their fuel. Right? So they’re already getting some discounting because fuel’s just one of their major costs and that’s come off a lot. So they have that. Then they have the actual MSC. They have the price of the contract itself. That’s one piece. They have the volume - how many hours are we flying? They have the number of aircraft Right? All those we can touch and still keep a revenue stream and most importantly a cash flow stream that has some integrity to it. I’m not saying that we’re, we’re thinking that this is, you know, all rosy. That’s why we’re doing a cost management, a cost reduction. But we are saying that we’re not seeing that much of it in ‘15. And we’re anticipating that this could be an issue in ‘16 which then makes us, many months ago, drive towards a cost reduction, cost efficiency program, which really attacks those escalations. Hopefully it’s all going to hold together because we’re executing on it.

Audience Member 9: Can you talk a little bit more about, kind of, the cost reduction initiatives and maybe what the order magnitude is between new union contracts versus lower G and A, et cetera, and kind of the progress we’re making, especially in the union side and how much of that 75 and 95 we can look for sooner rather than later.

Baliff: Yeah, I don’t think we’re going to disclose that. I mean it is, you know, it’s just, it’s not prudent to disclose that. Just, just have a lot of confidence that both on the supplier’s side and the union side, these are good partners. They understand the economic realities of our clients. They’re working with us. We have very good union relations. It doesn’t mean that if we ask for something we immediately get it. There has to be a conversation. We’re not renegotiating contracts, we’re asking for help and so they understand that. Because the thing that we don’t want to go to - and this is very important - we don’t want to go to more involuntary separations. In essence, we don’t want to go and let go of people. We don’t want to that not just because we don’t like to do it, because this is a very highly educated, highly valued, very safe workforce that we very value, but importantly we do believe that we are at the end of retrench, i.e., the clients are starting to figure out what they want to do. They’re going to recalibrate. That’s where we kind of the beginning innings, but we are going to renew, i.e., it’s going to snap back quick. We’ve talked about a U-shaped recovery because we think V is misleading. It could be the V is wide, it’s narrow. We really do believe we came in fast. We don’t know how long this is going to last exactly. We’re saying 12 to 24 months. But when it snaps back in the helicopter space, it’s going, it’s snapping back really fast. Because we were so tight on capacity before. And our capacity is only getting more available, but not the way that it’s happening in other, you know, in other parts of this subsector. It’s, they’re becoming more available, there’s more available in the short term, but it’s not near the magnitude that you see in other parts of the oil field spectrum. When it snaps back, it snaps back quick.

Audience Member 10: The, the competitive set, the other two-thirds of the portion of your competitors might face some real financial stress if it is say a 24-month down turn, taking capacity out?

Baliff: Maybe, you’re going to have to ask them. You know, you’re going to have to ask them about how they do it. I’m not going to comment about that.

Audience Member 10: I feel like, the thing about smaller operators, where we, we don’t have access to ask them. As you look at these is there an opportunity that, that things get, that capacity goes away.

Baliff: I don’t want to speculate, I will say this. That we have a differentiated industry. Our small competitors have similar contract structures to us. Our larger competitors have similar contract structures to us. It creates a level of stability because of the safety element of this, our clients don’t want to see a lot of distress in these companies. We have good competitive landscape out there. Our competitors generally make us better, both from a safety and in other areas. But, you know, from the standpoint of how they then manage themselves from pricing or financial standpoint, I can’t comment on, I very rarely have commented on it. I do want to say that we believe that through HeliOffshore, this industry can become safer. Right? Does that mean that we can withstand the stress better than others? I do believe that. I believe that we can, we are a differentiated industry and we are a differentiated company. Because of very specific things: one is U.K. SAR, really, one is I would say is a very strong balance sheet, two is U.K. SAR and then three, I mean, I put my management team up against anybody. We have decades, and that’s not just at the SMT Senior Leadership, it’s not the chiefs. We have chiefs at all of my level but then that next level of management in the regions and then the next level of management, you know, it is really, bar none, the best. So I have a lot of confidence in that. I wish I could give you more of an answer, but I think you realize why I’m not commenting on it.

Audience Member 11: So in terms of the competitive set on that two-thirds, what’s the concept of consolidation [inaudible]

Baliff: So the competitive set generally is, we have one global competitor who has probably roughly the same market share as we do and then the rest of the market is more regionalized but without a very big global competitor. And that’s really defining the oil and gas market without defining it with search and rescue and air and ambulance and, you know, some of the other services, which many of us actually crossed over a little bit from oil and gas and I think you know what I’m talking about. But the bottom line is, it gets very regionalized, very quickly. You have a lot of smaller competitors in the regions and frankly we look to that consolidation all the time. We have been very specific in the past. We want to see more consolidation. We think that the Gulf of Mexico can, can have some more consolidation and would actually, in many ways, benefit our clients. Right? Brazil could see more consolidation. I think that would benefit our clients because, you know, you do get some scale benefit here that could be passed on to the clients and we’ll look to being one of those consolidators. We already bought a company in Atlantic Canada, Cougar. We’re bought into that. We own all their assets but we only own 40%

of their operating company, but we’ve looked to do that. Brazil, very similar structure, 42% of their equity we own, but we lease them and own a decent number of their helicopters. So there are ways that we can structure it so that we can create some consolidation, some efficiencies in the downturn, benefits our clients, benefits you because we would never do these if it weren’t accretive, if they didn’t work from a balance sheet standpoint and so that’s very, very important. I will say this, as it gets to your question about consolidation of, growing companies issue equity, and I’ve always said we are not afraid to issue equity and if we grow, if we do M&A deals, we’ll issue, if we have to, we’ll issue equity. Now the last M&A deals we’ve done, we haven’t had to issue equity, and maybe in future M&A deals we won’t have to issue equity. But growing companies issue equity and, for us, that’s, our balance sheet is the thing that in many ways differentiates us and that strong balance sheet means if we’re going to grow, we might have to issue equity. We’ve come to the end of our leasing strategy. Our leasing strategy was a third aircraft lease, we’re roughly at that right now. So there are other avenues to get good capital out of this marketplace and we’re, we’re, although we’re not trading where we’d like, I don’t think any CEO or CFO ever says that their stock price is great even in a downturn, we are acting more defensively than others, and that’s created a little bit of a positive.

Audience Member 12: In terms of your cost structure, how much of that is fixed versus variable?

Baliff: How much of our cost structure is fixed versus variable? You’re really asking for the decrement, okay, of oil and gas land, you know, if there is a certain amount of revenue, how much then, you know, can you knock out costs just by, you know, less utilization and, for us, it’s about a third. It’s about a third. Yeah, the decrement is about a third.

Audience Member 13: If a downturn is, I guess, fairly long and would there be possibly some opportunity where some aircraft, if it were ordered, you know, aren’t picked up by competitors?

Baliff: Yes.

Audience Member 13: And I guess if that situation arises, would that be an opportunity for you guys to take advantage of or would you look at it like, well there’s a reason these opportunities, these aircraft are available because the opportunities aren’t out there and we don’t want to take that, that risk.

Baliff: Look I think we’ve, we’ve, we just ordered 17 aircraft, you know, at probably the low, although oil is testing its lows now, we ordered those 17 at the previous low. Right? So oil was down and we ordered 17 aircraft, now a lot of that CapEx has been deferred, you know, to other years, we can pull it up. We could pull it to FY16 if there’s an opportunity, but we’re willing to use our balance sheet to take advantage of exactly of what you just spoke about. We need to be prudent about it, right, we’re not going to go hog wild, but again.

Audience Member 13: I see, I assume that at the same time, you would accelerate the retirement of the older aircraft?

Baliff: We’re in the midst of doing that no matter whether an upturn or downturn. So…

Briscoe: Most of the aircraft that we’re taking delivery of this year are for that purpose - retiring aircraft. We still have additional aircraft for U.K. SAR, but a lot of the aircraft that we are taking delivery of this year is to renew the fleet.

Audience Member 13: Right.

Baliff: How much more time do we have?

Linda McNeill: Time’s up.

Baliff: Time’s up? One more question.

Audience Member 14: Just on the, on the upturn again, the 12 to 24 months, what are the assumptions that you guys are making in that on, on oil price or rig activity or anything that you can give us would be helpful?

Baliff: It’s when, I mean the cause or the effect. I’ll tell what the effect is. The effect is faster transition of exploration to production. So going through that development stage when we see the tenders start picking up, that is when we start to see that U, that other start. That’s, that’s the effect. The cause is going to be pickup and demand. Okay? Independent maybe of oil prices but significant pickup in demand in volumetric oil coming out of China and Europe. To me, that is going to be a real signal, not necessarily in the U.S. because U.S., I think, will then spur on China, but we think the supply side of this is not as important to us as the demand side.

16